EXHIBIT 99.1

Gladstone Investment Corporation Reports Financial Results for Its Third Quarter Ended December 31, 2015

MCLEAN, Va., Feb. 03, 2016 (GLOBE NEWSWIRE) -- Gladstone Investment Corporation (NASDAQ:GAIN) (the “Company”) today announced earnings for its third quarter ended December 31, 2015.  Please read the Company’s Quarterly Report on Form 10-Q, filed today with the U.S. Securities and Exchange Commission (the “SEC”), which can be retrieved from the SEC’s website at www.sec.gov or from the Company’s website at www.gladstoneinvestment.com.

Summary Information:  (dollars in thousands, except per share data (unaudited)):

	December 31, 2015	September 30, 2015	Change	% Change
For the Quarter Ended:
Total investment income	$12,068	$13,740	$(1,672)	(12.2)%
Total expenses, net	(7,437)	(7,717)	280	(3.6)
Net investment income	4,631	6,023	(1,392)	(23.1)
Net investment income per common share	0.15	0.20	(0.05)	(25.0)
Cash distribution per common share	0.19	0.19	—	—
Net realized loss	(2,076)	(2,740)	664	(24.2)
Net unrealized depreciation	(8,768)	(3,393)	(5,375)	158.4
Net decrease in net assets resulting from operations	(6,213)	(110)	(6,103)	NM
Weighted average yield on interest-bearing investments	12.6%	12.7%	(0.1)%	(0.8)
Total dollars invested	$20,276	$22,719	$(2,443)	(10.8)
Total dollars repaid	28,476	7,194	21,282	295.8

As of:
Total investments, at fair value	$471,702	$490,635	$(18,933)	(3.9)%
Fair value, as a percentage of cost	90.7%	92.6%	(1.9)%	(2.1)
Net assets	$262,080	$273,968	$(11,888)	(4.3)
Net asset value per common share	8.66	9.05	(0.39)	(4.3)
Number of portfolio companies	36	35	1	2.9
NM=Not Meaningful

Highlights for the Quarter:  During the quarter ended December 31, 2015, the following significant events occurred:

  Portfolio Activity:
    Invested $19.0 million through a combination of secured first lien debt and preferred equity in one new portfolio company.
    Exited one investment, which resulted in the full repayment of debt principal of $9.5 million; dividend and other income of $0.3 million and a realized gain of $17.0 million.
    Restructured two investments, which resulted in the conversion of debt with an aggregate cost basis of $19.8 million into preferred equity with a new aggregate cost basis and fair value of $0.4 million.  We also exercised existing common stock warrants held in one of the restructured investments for an exercise price of $0.2 million.  As a result of these transactions, we recognized an aggregate realized loss of $19.1 million.

  Recurring Distributions:  Paid monthly cash distributions to common and preferred stockholders for each of October, November, and December 2015.  The Company paid $0.0625 per common share, per month; $0.1484375 per share, per month for the Company’s 7.125% Series A Cumulative Term Preferred Stock (“Series A Term Preferred Stock”); $0.140625 per share, per month for the Company’s 6.75% Series B Cumulative Term Preferred Stock (“Series B Term Preferred Stock”); and $0.135417 per share, per month for the Company’s 6.50% Series C Cumulative Term Preferred Stock (“Series C Term Preferred Stock”).

Third Quarter Results:  Net investment income for the quarters ended December 31, 2015 and September 30, 2015, was $4.6 million, or $0.15 per share, and $6.0 million, or $0.20 per share, respectively, a decrease of 23.1%.  The decrease in net investment income for the quarter ended December 31, 2015, as compared to the prior quarter, was primarily due to a $1.1 million decrease in other income. This decrease was partially offset by a $0.3 million decrease in net expenses, primarily as a result of a lower incentive fee, due to the same reason.

Net asset value per share for the quarter ended December 31, 2015 decreased to $8.66, as compared to $9.05 as of September 30, 2015.  The quarter over quarter decrease was primarily due to a $2.1 million net realized loss during the quarter, which was primarily a result of realized losses of $19.1 million from the restructurings of two portfolio companies, partially offset by a realized gain of $17.0 million on the sale of one portfolio company during the quarter, as well as $8.8 million in net unrealized depreciation on investments recorded during the period.

Subsequent Events:  After December 31, 2015, the following significant event occurred:

  Regular Distributions and Dividends Declared:  On January 12, 2016, our Board of Directors declared the following monthly cash distributions and dividends:

Record Date	Payment Date	Distribution per Share of Common Stock	Dividend per Share of Series A Term Preferred Stock	Dividend per Share of Series B Term Preferred Stock	Dividend per Share of Series C Term Preferred Stock
January 22, 2016	February 2, 2016	$0.0625	$0.1484375	$0.140625	$0.135417
February 18, 2016	February 29, 2016	0.0625	0.1484375	0.140625	0.135417
March 21, 2016	March 31, 2016	0.0625	0.1484375	0.140625	0.135417
Total for the Quarter:		$0.1875	$0.4453125	$0.421875	$0.406251

Conference Call:  The Company will hold its earnings release conference call on Thursday, February 4, 2016, at 8:30 a.m. EST.  Please call (855) 376-7516 to enter the conference.  An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through March 4, 2016.  To hear the replay, please dial (855) 859-2056 and use the playback conference number 61212829.  The replay will be available beginning approximately one hour after the call concludes. The live audio broadcast of the Company’s quarterly conference call will also be available online at www.gladstoneinvestment.com. The event will be archived and available for replay on the Company’s website through April 4, 2016.

About Gladstone Investment Corporation:  Gladstone Investment Corporation is a publicly traded business development company that seeks to make secured debt and equity investments in small and medium-sized businesses in the United States in connection with acquisitions, changes in control and recapitalizations.  The Company has paid 127 consecutive monthly cash distributions on its common stock. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

To obtain a paper copy of our Quarterly Report on Form 10-Q filed today with the SEC, please contact the Company at 1521 Westbranch Drive, Suite 100, McLean, VA 22102, ATTN: Investor Relations.  The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company’s Form 10-Q for the period ended December 31, 2015, including the notes to the consolidated financial statements contained therein.

Investor Relations Inquiries: Please visit www.gladstone.com or +1-703-287-5893.